Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

THIRD QUARTER 2025 RESULTS

New York, NY – November 6, 2025– International Seaways, Inc. (NYSE: INSW) (the “Company,” “Seaways,” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today reported results for the third quarter 2025.

HIGHLIGHTS & RECENT DEVELOPMENTS

Quarterly Results:

•	Net income for the third quarter of 2025 was $71 million, or $1.42 per diluted share.

•	Adjusted net income(1), defined as net income excluding special items, for the third quarter of 2025 was $57 million, or $1.15 per diluted share, which excludes gains on vessel sales in connection with the fleet optimization described below.

•	Adjusted EBITDA(1) for the third quarter or 2025 was $108 million.

Fleet Optimization Program:

•	Took delivery of the Seaways Alacran, the first of six LR1 newbuildings, in the third quarter. The Seaways Balboa was added in October, with the remaining four LR1 newbuilding vessels scheduled for delivery in 2026.

•	Sold five vessels with an average age of 17.7 years for proceeds of approximately $67 million. Agreed to sell three additional 2007-built MRs for proceeds of approximately $37 million; the sales are expected to close in the fourth quarter.

•	Agreed to purchase a 2020-built scrubber-fitted VLCC for $119 million, expected to be delivered during the fourth quarter.

Healthy Balance Sheet:

•	Successfully placed $250 million of senior unsecured bonds in the Norwegian bond market at a coupon rate of 7.125%. Proceeds from the bonds will be to be used to repay existing sale leaseback arrangements, unencumbering six VLCCs in the fourth quarter.

•	Executed a $240 million Korean export agency-backed financing (“the ECA Facility”) for LR1 vessels on order. The Company has drawn $82 million in connection with the deliveries of the first two vessels. The remaining funding will be drawn in connection with the delivery of each of the newbuilding vessels during 2026.

•	Total liquidity was $985 million as of September 30, 2025, including cash of $413 million and $572 million undrawn revolving credit capacity. Liquidity is impacted by the timing difference between receipt of bond proceeds and the scheduled $258 million repayment of sale leaseback arrangements in the fourth quarter.

•	Net loan-to-value remained low at approximately 13% as of September 30, 2025.

Returns to Shareholders:

•	Paid a combined $0.77 per share in regular and supplemental dividends in September 2025.

•	Declared a combined dividend of $0.86 per share to be paid in December 2025, representing 75% of adjusted net income(1).

•	24th consecutive quarterly dividend and 5th consecutive quarter with a payout ratio of at least 75%.

•	Extended the expiry of the $50 million share repurchase program from the end of 2025 to the end of 2026.

Lois K. Zabrocky, International Seaways President and CEO commented, “Seaways delivered another strong quarter of results, with solid contributions from all our asset classes in both crude and products. We continued to strengthen our platform through consistent shareholder returns, disciplined fleet renewal, and ongoing balance sheet optimization. We sold our oldest vessels, took delivery of two of six LR1 newbuildings, and completed a NOK bond transaction that will ultimately unencumber six vessels and enhance our financial flexibility.  As we continue to pull all the levers of capital allocation, we are pleased to deliver a consistent payout ratio of at least 75% of adjusted net income.”

Ms. Zabrocky continued, “Market conditions strengthened late in the third quarter and have remained firm, with forward fixtures well above year-ago levels. Looking ahead, fundamentals point to continued strength in tanker rates in the near term. Tanker demand is supported by oil demand growth of about 1% and oil supply growth from the Americas and OPEC+. There may be some restocking of inventory that should continue to support trade flows following last year’s draws. Geopolitical factors continue to create inefficiencies in the global trade that absorb tonnage, while fleet growth is modest at around 2%. Tanker supply remains constrained and the gap between older ships and the orderbook exceeds three to one.”

Jeff Pribor, the Company’s CFO stated, “During the quarter, we successfully completed a bond offering on attractive terms, marking an important milestone in diversifying our capital structure and broadening our access to new investor markets. The proceeds were used to retire higher-cost debt that had been instrumental in financing the company’s earlier growth. Combined with our low cash break-even under $15,000 per day in 2026 and disciplined balance sheet management, this transaction further enhances our financial flexibility and supports long-term value creation.”

THIRD QUARTER 2025 RESULTS

Net income for the third quarter of 2025 was $71 million, or $1.42 per diluted share, compared to net income of $92 million, or $1.84 per diluted share, for the third quarter of 2024. The decrease in results was primarily driven by lower TCE revenues(1) from spot earnings of approximately $3,300 per day across the total fleet and fewer revenue days.

Shipping revenues for the third quarter were $196 million, compared to $225 million for the third quarter of 2024. TCE revenues(1) for the third quarter were $192 million, compared to $220 million for the third quarter of 2024.

Adjusted EBITDA(1) for the third quarter was $108 million, compared to $130 million for the third quarter of 2024.

Crude Tankers

Shipping revenues for the Crude Tankers segment were $96 million for the third quarter of 2025, compared to $103 million for the third quarter of 2024. TCE revenues(1) were $93 million for the third quarter, compared to $99 million for the third quarter of 2024. This decrease was attributable to fewer revenue days for VLCCs and average spot earnings of the Suezmax sector of approximately $33,300 per day compared with $38,000 per day during the third quarter of 2024.

Product Carriers

Shipping revenues for the Product Carriers segment were $100 million for the third quarter of 2025, compared to $122 million for the third quarter of 2024. TCE revenues(1) were $99 million for the third quarter of 2025, compared to $121 million for the third quarter of 2024. The decrease is primarily attributable to fewer revenue days and average spot earnings in the LR1 and MR classes of approximately $34,600 and $25,600 per day, respectively, compared with approximately $46,900, and $29,000 per day, respectively in the third quarter of 2024.

FLEET OPTIMIZATION PROGRAM

During the third quarter of 2025, the Company took delivery of the Seaways Alacran, the first of six LR1 newbuildings under construction in Korea with K Shipbuilding Co., Ltd. The aggregate contract price for the six scrubber-fitted, dual-fuel ready LR1 vessels is approximately $359 million. As of September 30, 2025, the Company has approximately $230 million in remaining construction costs, of which approximately $200 million is expected to be drawn from the ECA Credit Facility in accordance with the delivery schedule.

During the third quarter, the Company sold five vessels, including three MRs and two LR1s, with an average age of 17.7 years for net proceeds of $67 million. During the nine months ended September 30, 2025, the Company has sold seven vessels, five MRs and two LR1s, with an average age of 17.7 years for proceeds of approximately $95 million, excluding two vessels that were swapped in early 2025.

In the first quarter of 2025, the Company concluded a vessel swap to exchange two of our oldest VLCCs and $3 million in cash for three 2015-built MRs through a series of individual vessel sales and purchase agreements with the same counterparty. Due to the timing of the transactions, the Company received net proceeds during the first quarter of 2025 of $50 million and paid $53 million in the fourth quarter of 2024.

In August 2025, the Company agreed to purchase a 2020-built, scrubber-fitted VLCC for $119 million that is expected to deliver during the fourth quarter of 2025. During the third quarter of 2025, the Company paid $12 million in connection with the agreement. The remainder of the purchase price is expected to be funded by proceeds from vessel sales and available liquidity.

As of October 1, 2025, the Company has 14 vessels on time charter agreements with an average duration of 1.5 years and total future contracted revenues through expiry of approximately $229 million, excluding any applicable profit share.

BALANCE SHEET ENHANCEMENTS

In September 2025, the Company successfully issued $250 million of senior unsecured bonds maturing in 2030 in the Norwegian bond market at a coupon rate of 7.125%. Proceeds from the issuance will be used for the exercise of declared purchase options on existing sale leaseback arrangements bearing interest at SOFR plus 405 basis points with an 18-year amortization profile. The purchase options are scheduled to be paid in November 2025 for $258 million, which will unencumber six VLCCs, reduce interest expense and eliminate approximately $22 million in annual mandatory principal payments.

In August 2025, the Company entered into the ECA Credit Facility with DNB Bank and K-Sure for up to $240 million, secured by six LR1 newbuildings delivering between the third quarter of 2025 and the third quarter of 2026. The 12-year facility combines for a 20-year amortization profile and a blended interest rate of SOFR plus 125 basis points across two tranches. Funds will be drawn under the facility in connection with the delivery of each vessel. In September 2025, the Company drew $41 million on the facility in connection with the delivery of the Seaways Alacran. In October 2025, an additional $41 million was drawn upon the delivery of the Seaways Balboa.

In the nine months ended September 30, 2025, the Company repaid $145 million on its revolving credit facilities, composed of $69 million, primarily borrowed for timing differences in connection with the vessel swap and $76 million to offset capacity reductions in our revolving credit facilities.

RETURNING CASH TO SHAREHOLDERS

In September 2025, the Company paid a combined dividend of $0.77 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $0.65 per share.

On November 5, 2025, the Company’s Board of Directors declared a combined dividend of $0.86 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $0.74 per share of common stock. Both dividends will be paid on December 23, 2025, to shareholders with a record date at the close of business on December 9, 2025.

In October 2025, the Company’s Board of Directors extended the expiry of the $50 million share repurchase program from the end of 2025 to the end of 2026.

(1) This is a non-GAAP financial measure used throughout this press release; please refer to the section “Reconciliation to Non-GAAP Financial Information” for explanations of our non-GAAP financial measures and the reconciliations of reported GAAP to non-GAAP financial measures.

CONFERENCE CALL

The Company will host a conference call to discuss its third quarter 2025 results at 9:00 a.m. Eastern Time on Thursday, November 6, 2025. To access the call, participants should dial (833) 470-1428 for domestic callers and (929) 526-1599 for international callers and entering 750591. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

An audio replay of the conference call will be available until November 13, 2025, by dialing (866) 813-9403 for domestic callers and +44 204 525 0658 for international callers, and entering Access Code 421241.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 75 vessels, including 11 VLCCs, 13 Suezmaxes, five Aframaxes/LR2s, 11 LR1s (including five newbuildings), and 35 MR tankers. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (the “SEC”), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to plans to issue dividends, the Company’s prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2024 for the Company, the Forms 10-Q for any subsequent quarters of 2025, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Category: Earnings

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$146,023	$170,007	$432,391	$603,970
Time and bareboat charter revenues	39,040	36,842	111,626	99,030
Voyage charter revenues	11,325	18,341	31,406	54,000
Total Shipping Revenues	196,388	225,190	575,423	757,000

Operating Expenses:
Voyage expenses	3,920	5,503	15,791	14,537
Vessel expenses	65,815	71,269	200,264	202,490
Charter hire expenses	7,134	7,245	25,906	20,841
Depreciation and amortization	41,170	39,304	122,224	109,974
General and administrative	11,804	13,411	37,186	37,494
Other operating expenses	1,520	985	1,737	2,715
Third-party debt modification fees	-	-	-	168
Gain on disposal of vessels and other assets, net	(13,658)	(13,499)	(34,908)	(41,402)
Total operating expenses	117,705	124,218	368,200	346,817
Income from vessel operations	78,683	100,972	207,223	410,183
Other income	1,486	3,211	5,370	8,525
Income before interest expense and income taxes	80,169	104,183	212,593	418,708
Interest expense	(9,623)	(12,496)	(30,836)	(37,808)
Income before income taxes	70,546	91,687	181,757	380,900
Income tax benefit	-	1	-	1
Net income	$70,546	$91,688	$181,757	$380,901

Weighted Average Number of Common Shares Outstanding:
Basic	49,348,406	49,544,412	49,326,459	49,302,367
Diluted	49,606,210	49,881,317	49,537,318	49,677,238

Per Share Amounts:
Basic net income per share	$1.43	$1.85	$3.68	$7.72
Diluted net income per share	$1.42	$1.84	$3.67	$7.66

Consolidated Balance Sheets

($ in thousands)

	September 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$412,569	$157,506
Voyage receivables	155,017	185,521
Other receivables	13,656	13,771
Inventories	577	1,875
Prepaid expenses and other current assets	9,396	15,570
Current portion of derivative asset	753	2,080
Total Current Assets	591,968	376,323

Vessels and other property, less accumulated depreciation	1,947,662	2,050,211
Vessels construction in progress	75,434	37,020
Deferred drydock expenditures, net	101,484	90,209
Operating lease right-of-use assets	9,860	21,229
Pool working capital deposits	33,859	35,372
Long-term derivative asset	36	801
Other assets	29,275	25,232
Total Assets	$2,789,578	$2,636,397

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$49,607	$66,264
Current portion of operating lease liabilities	5,617	14,617
Current installments of long-term debt	282,489	50,054
Total Current Liabilities	337,713	130,935
Long-term operating lease liabilities	6,206	8,715
Long-term debt	509,527	638,353
Other liabilities	2,345	2,346
Total Liabilities	855,791	780,349

Equity:
Total Equity	1,933,787	1,856,048
Total Liabilities and Equity	$2,789,578	$2,636,397

Consolidated Statements of Cash Flows

($ in thousands)

	Nine Months Ended September 30,
	2025	2024
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income	$181,757	$380,901
Items included in net income not affecting cash flows:
Depreciation and amortization	122,224	109,974
Amortization of debt discount and other deferred financing costs	2,980	3,093
Stock compensation	5,810	5,736

Other – net	(34)	(561)
Items included in net income related to investing and financing activities:
Gain on disposal of vessels and other assets, net	(34,908)	(41,402)
Payments for drydocking	(63,181)	(43,855)
Insurance claims proceeds related to vessel operations	1,914	1,004
Changes in operating assets and liabilities	17,489	38,626
Net cash provided by operating activities	234,051	453,516
Cash Flows from Investing Activities:
Expenditures for vessels, vessel improvements and vessels under construction	(188,546)	(216,589)
Security deposits returned for vessel exchange transactions	5,000	—
Proceeds from disposal of vessels and other property, net	209,903	71,915
Expenditures for other property	(627)	(880)
Pool working capital deposits	(250)	(1,532)
Investments in short term time deposits	—	(125,000)
Proceeds from maturities of short term time deposits	—	135,000
Net cash provided by/(used in) investing activities	25,480	(137,086)
Cash Flows from Financing Activities:
Borrowings on nonrevolving credit facility debt	290,775	—
Borrowings on revolving credit facilities	20,000	50,000
Repayments on revolving credit facilities	(164,581)	(50,000)
Repayments of debt	—	(39,851)
Payments on sale and leaseback financing	(37,381)	(36,831)
Payments of deferred financing costs	(6,036)	(5,759)
Cash dividends paid	(102,127)	(225,385)
Repurchase of common stock	—	(25,000)
Cash paid to tax authority upon vesting or exercise of stock-based compensation	(5,118)	(7,055)
Net cash used in financing activities	(4,468)	(339,881)
Net increase/(decrease) in cash and cash equivalents	255,063	(23,451)
Cash and cash equivalents at beginning of year	157,506	126,760
Cash and cash equivalents at end of period	$412,569	$103,309

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended September 30, 2025 and the comparable period of 2024. The information in these tables excludes commercial pool fees/commissions averaging approximately $1,004 and $954 per day for the three months ended September 30, 2025 and 2024, respectively.

	Three Months Ended September 30, 2025			Three Months Ended September 30, 2024
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$34,809	$41,552		$29,711	$31,903
Number of Revenue Days	627	276	903	881	276	1,157
Suezmax
Average TCE Rate	$33,310	$34,316		$38,044	$30,979
Number of Revenue Days	1,096	91	1,187	1,014	183	1,197
Aframax
Average TCE Rate	$28,457	$38,665		$25,119	$38,574
Number of Revenue Days	261	89	350	186	91	277
Total Crude Tankers Revenue Days	1,984	456	2,440	2,081	550	2,631
Product Carriers
Aframax (LR2)
Average TCE Rate	$-	$39,500		$-	$39,498
Number of Revenue Days	-	92	92	-	69	69
Panamax (LR1)
Average TCE Rate	$34,578	$-		$46,899	$-
Number of Revenue Days	450	-	450	594	-	594
MR
Average TCE Rate	$25,556	$21,455		$29,006	$21,920
Number of Revenue Days	2,529	734	3,263	2,685	692	3,377
Total Product Carriers Revenue Days	2,979	826	3,805	3,279	761	4,040
Total Revenue Days	4,963	1,282	6,245	5,360	1,311	6,671

(a) In May 2025, the 2010-built Seaways Raffles delivered into the Tankers International 15-plus pool, which is excluded from the average spot TCE rate presented in the table above. If the 15-plus pool was included, the average VLCC TCE spot rate would be $35,103 per day on 718 revenue days for the third quarter of 2025.

Revenue days in the above table exclude days related to full service lighterings and certain of the Company’s vessels that were employed in transitional voyages.

During the 2025 and 2024 periods, each of the Company’s LR1s participated in the Panamax International Pool and transported crude oil cargoes exclusively.

Fleet Information

As of September 30, 2025, INSW’s fleet totaled 76 vessels, of which 62 were owned and 14 were chartered in.

			Total at September 30, 2025
Vessel Fleet and Type	Vessels Owned	Vessels Chartered-in1	Total Vessels	Total Dwt
Operating Fleet
VLCC	2	9	11	3,317,858
Suezmax	13	0	13	2,061,754
Aframax	4	0	4	452,375
Crude Tankers	19	9	28	5,831,987

LR2	1	0	1	112,691
LR1	5	1	6	445,636
MR	32	4	36	1,801,501
Product Carriers	38	5	43	2,359,828

Total Operating Fleet	57	14	71	8,191,815

Newbuild Fleet
LR1	5	0	5	368,000

Total Newbuild Fleet	5	-	5	368,000

Total Operating and Newbuild Fleet	62	14	76	8,559,815

(1) Includes bareboat charters, but excludes vessels chartered in where the duration of the charter was one year or less at inception.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

Adjusted Net Income

Adjusted net income consists of net income adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. This measure does not represent or substitute net income or any other financial item that is determined in accordance with GAAP. While adjusted net income is frequently used as a measure of operating results and performance, it may not be necessarily comparable with other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income, as reflected in the condensed consolidated statement of operations, to adjusted net income:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2025	2024	2025	2024
Net income	$70,546	$91,688	$181,757	$380,901
Third-party debt modification fees	-	-	-	168
Gain on disposal of vessels and other assets, net	(13,658)	(13,499)	(34,908)	(41,402)
Provision for settlement of multi-employer pension plan obligations	-	44	-	1,019
Adjusted Net Income	$56,888	$78,233	$146,849	$340,686

Weighted average shares outstanding (diluted)	49,606,210	49,881,317	49,537,318	49,677,238
Adjusted Net Income per diluted share	$1.15	$1.57	$2.96	$6.85

EBITDA and Adjusted EBITDA

EBITDA represents net income before interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2025	2024	2025	2024
Net income	$70,546	$91,688	$181,757	$380,901
Income tax benefit	-	(1)	-	(1)
Interest expense	9,623	12,496	30,836	37,808
Depreciation and amortization	41,170	39,304	122,224	109,974
EBITDA	121,339	143,487	334,817	528,682
Third-party debt modification fees	-	-	-	168
Gain on disposal of vessels and other assets, net	(13,658)	(13,499)	(34,908)	(41,402)
Provision for settlement of multi-employer pension plan obligations	-	44	-	1,019
Adjusted EBITDA	$107,681	$130,032	$299,909	$488,467

Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the condensed consolidated statements of operations follow:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2025	2024	2025	2024
Time charter equivalent revenues	$192,468	$219,687	$559,632	$742,463
Add: Voyage expenses	3,920	5,503	15,791	14,537
Shipping revenues	$196,388	$225,190	$575,423	$757,000